NEWS

RiT TECHNOLOGIES CLOSES $7.1M PRIVATE PLACEMENT

Tel Aviv, Israel – September 8, 2004 – RiT Technologies (NASDAQ: RITT), the pioneer of intelligent physical layer solutions, today announced that it has completed the private placement of 5,064,129 of its ordinary shares to institutional and private investors at an aggregate purchase price of $7.1 million, or $1.40 per ordinary share. The investors were also issued warrants exercisable for five years from the closing date to purchase up to 1,266,032 ordinary shares at an exercise price of $1.75 per share.

The proceeds of the private placement will be used for general corporate purposes.

The securities offered in the private placement were not registered under the Securities Act of 1933 as amended (the "Act"), and may not be offered or sold in the United States absent registration, or an applicable exemption from registration, under the Act. The Company has filed a registration statement with the U.S. Securities and Exchange Commission covering the resale of the ordinary shares issued and the ordinary shares issuable pursuant to the warrants, subject to certain terms and conditions.

About RiT Technologies

RiT Technologies pioneered the development of intelligent physical layer solutions, designed to provide superior control, utilization and maintenance of networks. RiT's innovative solutions help customers capitalize on network investments and reduce cost of ownership.

RiT's Enterprise Solutions include PatchView™ for full web-based management, planning and troubleshooting of network physical layer connectivity, and SMART Cabling™ System components for single-source, end-to-end structured cabling solutions.

PairView™ and PairQ™ Carrier Solutions help telcos capitalize on outside plant investments by giving them reliable, mass-verified and qualified infrastructure and connectivity databases.

With a global sales network spanning 60 countries, RiT's key customers include major financial institutions, corporations and global telecommunications companies such as: Deutsche Telekom, Alcatel, TELMEX, TELENOR, The New York Mercantile Exchange (NYMEX), ING Barings, INVESCO, DIAGEO, Daewoo, and Reuters.

RiT is a member of the RAD group, a world leader in communications solutions.

For more information, please visit our website: www.rittech.com

Safe Harbor statement under the Private Securities Litigation Reform Act of 1995: This release contains forward looking statements that are subject to risks and uncertainties, including, but not limited to, the impact of competitive products and pricing, product demand and market acceptance, new product development, reliance on key strategic alliances, availability of raw materials, the regulatory environment, fluctuations in operating results and other risks detailed from time to time in the Company’s filings with the Securities Exchange Commission.

 This press release is available at http://www.rittech.com and http://www.portfoliopr.com

COMPANY

Simona Green

CONTACT:

VP Finance

+972-3-766-4249

simonag@rit.co.il

PORTFOLIO PR

 Paul Holm / Jerry Cahn

CONTACT:

 212-736-9224

 pholm@portfoliopr.com / jcahn@portfoliopr.com

— MORE —

24 Raoul Wallenberg St. * Tel Aviv, Israel, 69719

Tel: 972 3 765 7520  * Fax: 972 3 647 4115

www.RiTtech.com